Exhibit 5.1

October 5, 2026

Passage Bio, Inc.
P.O. Box 7
Hopewell, New Jersey 08525

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

As counsel to Passage Bio, Inc., a Delaware corporation (the “Company”), we deliver this opinion with respect to certain matters in connection with the offering by the Company of (i) up to 52,800,695 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 38,795,881 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 34,869 shares of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) and (iv) options to purchase up to 3,058,476 shares of Common Stock (“Options” and, together with the securities described in clauses (i)–(iii), the “Securities”), subject to adjustment based on the final exchange ratio as described in the Registration Statement. The Securities are being issued to the stockholders of Remix Therapeutics, Inc., a Delaware corporation (“Remix”), pursuant to the mergers contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of September 2, 2026, by and among the Company, Peregrine Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Peregrine Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Remix (as may be amended and/or restated from time to time, the “Merger Agreement”). The Securities are being registered pursuant to the Registration Statement on Form S-4 (File No. 333-297601) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 21, 2026, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock consists of (a) shares of Common Stock (the “Common Shares”) to be issued in exchange for shares of common stock, par value $0.0001 per share, of Remix (the “Remix Common Stock”), pursuant to the Merger Agreement, (b) shares of Common Stock issuable upon exercise of the Warrants to be issued in exchange for warrants and pre-funded warrants to purchase shares of Remix Common Stock pursuant to the Merger Agreement (such shares of Common Stock, the “Warrant Shares”) and (c) shares of Common Stock issuable upon exercise of the Options to be issued in exchange for options to purchase shares of Remix Common Stock pursuant to the Merger Agreement (such shares of Common Stock, the “Option Shares” and, together with the Common Shares and the Warrant Shares, the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Opinion Certificate”). We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect and, as to the Warrants constituting valid and binding obligations of the Company, the existing internal laws of the State of New York (the “Applicable Laws”). We express no opinion with respect to any other laws.

In connection with our opinion expressed below, we have assumed that (i) the Registration Statement, and any amendments thereto (including any necessary post-effective amendments), will have been declared effective under the Securities Act, (ii) at the time of the issuance of the Securities no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) at the time of issuance of the Shares, the Company’s certificate of incorporation will authorize a number of shares of Common Stock sufficient to permit the issuance of such Shares, and any amendment to the Company’s certificate of incorporation contemplated by the Merger Agreement and the Registration Statement will have been duly adopted and filed with the Secretary of State of the State of Delaware prior to the issuance of the Shares, and (iv) the issuance of the Shares and any such amendment to the Company’s certificate of incorporation will have been approved by the Company’s stockholders to the extent required by the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market LLC.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Warrants and the Options:

1)
The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, assignment for the benefit of creditors, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers.

2)
The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

We express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the following opinion:

1.
the Common Shares, when issued and delivered in the manner and for the consideration stated in the Registration Statement and the Merger Agreement and in accordance with the resolutions adopted by the Company’s Board of Directors, will be validly issued, fully paid and nonassessable;

2.
the Warrants, when duly executed, issued and delivered in the manner and for the consideration stated in the Registration Statement and the Merger Agreement and in accordance with the resolutions adopted by the Company’s Board of Directors, will constitute valid and binding obligations of the Company;

3.
the Options, when duly executed, issued and delivered in the manner and for the consideration stated in the Registration Statement and the Merger Agreement and in accordance with the resolutions adopted by the Company’s Board of Directors, will constitute valid and binding obligations of the Company;

4.	the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their respective terms, will be validly issued, fully paid and nonassessable; and

5.	the Option Shares have been duly authorized and, when issued upon exercise of the Options in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the proxy statement/prospectus contained therein and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstances or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP